February 24, 2014
Kingsway Financial Services Inc.
150 Pierce Road, 6th Floor
Itasca, IL 60143

Dear Sirs/Mesdames:

Kingsway Financial Services Inc. Registration Statement on Form S-8
We have acted as Canadian counsel to Kingsway Financial Services Inc. (the Company), a corporation incorporated pursuant to the Business Corporations Act (Ontario), in connection with the anticipated issuance by the Company of up to 2,627,970 common shares (each, a Common Share) pursuant to the terms of the Company’s 2013 equity incentive plan as approved by the board of directors of the Company on March 28, 2013 and as amended and restated by the board of directors of the Company on December 4, 2013, and by shareholders of the Company on June 4, 2013 (the Plan).

The Plan contemplates the issuance of the following securities to Plan participants: (i) up to 1,972,345 restricted Common Shares (the Restricted Common Shares) subject to the terms and conditions of the Plan; (ii) up to 355,625 stock options (the Replacement Options) that replace out-of-the-money stock options held by employees under the Company’s prior stock option plan, which will allow for the purchase of up to 355,625 Common Shares (the Replacement Option Shares) subject to the terms and conditions of the Plan; and (iii) up to 300,000 new stock options (the New Options) which will allow for the purchase of up to 300,000 Common Shares (the New Option Shares) subject to the terms and conditions of the Plan. The Restricted Common Shares, Replacement Option Shares and the New Option Shares are herein referred to as the Shares. The Shares and the Replacement Options and the New Options are herein referred to as the Securities.

The Company has filed a Registration Statement on Form S-8 (the Registration Statement), with the Securities and Exchange Commission (the Commission) to effect the registration of the Shares issuable under the Plan under the Securities Act of 1933, as amended (the Securities Act).
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below, including a certificate of an officer of the Company dated today’s date attaching, among other things, the resolutions of the board of directors of the Company approving the Plan.
In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions and the completeness and accuracy of all the Company’s corporate records in our possession as of the date hereof. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that: (a) the Registration Statement, and any amendments thereto (including post-effective amendments); will have become effective and such effectiveness will not have been terminated or rescinded; (b) all Shares will be issued in compliance with applicable United States federal and state securities laws and applicable stock exchange rules, and in the manner stated in the Registration Statement; (c) any agreement evidencing an award under the Plan will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (d) at the time of the issuance of the Securities, there will be sufficient Common Shares authorized and unissued under the Company’s then operative articles of incorporation (the Articles) and not otherwise reserved for issuance; (e) at the time of issuance of the Securities, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance; (f) at the time of issuance of the Securities, the Articles and then operative bylaws of the Company (the Bylaws and collectively with the Articles, the Charter Documents) are in full force and effect and have not been amended, restated, supplemented or otherwise altered in a manner that would affect the validity of any of the opinions rendered herein, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof; (g) the terms, execution and delivery of the Securities (i) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (ii) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Securities. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.
Based upon and subject to the foregoing, and in reliance thereon, we are of the opinion that:

1.
Upon receipt by the Company of full payment therefor, and when issued in accordance with the terms of the Plan, the Replacement Option Shares and the New Option Shares will be validly issued as fully paid and non-assessable.

2.
Upon receipt by the Company of consideration in the form of past services rendered by Plan participants, and when issued in accordance with the terms of the Plan, the Restricted Common Shares will be validly issued as fully paid and non-assessable.

The foregoing opinions are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
This opinion has been prepared for use solely in connection with the filing of the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion is solely for the benefit of the persons to whom it is addressed and not for the benefit of any other person. It may not be used or relied upon by any such addressee for any other purpose or relied upon by any other person for any purpose whatsoever without our prior written consent.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.
Yours very truly,
/s/ “Norton Rose Fulbright Canada LLP”